Exhibit 99.2

Calisa Acquisition Corp Announces Closing of $60,000,000 Initial Public Offering

NEW YORK, NEW YORK, October 23, 2025 (GLOBE NEWSWIRE)—Calisa Acquisition Corp (the “Company”) announced today that it consummates its initial public offering of 6,000,000 units at $10.00 per unit. The offering resulted in gross proceeds to the Company of $60,000,000.

The Company’s units are listed on the Global Market tier of The Nasdaq Stock Market (“Nasdaq”) and trade under the ticker symbol “ALISU.” Each unit consists of one ordinary share and one right entitling its holder to receive one tenth of one ordinary share upon the Company’s completion of an initial business combination, subject to adjustment. Once the securities comprising the units begin separate trading, the ordinary shares and rights are expected to be listed on Nasdaq under the symbols “ALIS” and “ALISR,” respectively.

The Company is a Cayman exempt company, formed as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company intends to focus its search on businesses throughout Asia.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $60,000,000 was placed in trust.

EarlyBirdCapital, Inc. acted as the book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 900,000 units at the initial public offering price to cover over-allotments, if any. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EarlyBirdCapital, Inc., 366 Madison Avenue, New York, New York 10017, Attention: Syndicate Department, or (212) 661-0200.

A registration statement relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) and became effective on October 20, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” No assurance can be given that the net proceeds of the offering will be used as indicated in the offering prospectus. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Hongfei Zhang

hongfei.zhang@calisaspac.com